Exhibit 99.8

Consent to be Named as a Director

In connection with the filing by Zapp Electric Vehicles Group Limited of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Zapp Electric Vehicles Group Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: February 21, 2023

Name: Maj. Gen. Patchara Rattakul

Signature: /s/ Maj. Gen. Patchara Rattakul